Exhibit 99.1

PRESS RELEASE

     Contacts:

NII Holdings, Inc.
 10700 Parkridge Blvd., Suite 600
Reston, VA 20191
(703) 390-5100
http://www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

NII HOLDINGS ANNOUNCES
THE EXECUTION OF THE SUPPLEMENTAL INDENTURE AND
THE EXTENSION OF THE CONSENT PAYMENT DEADLINE

RESTON, Va. —February 19, 2004—NII Holdings, Inc. (Nasdaq: NIHD) announced today that, in connection with the previously announced offer to purchase and consent solicitation by its wholly-owned subsidiary, NII Holdings (Cayman), Ltd. (“NII Cayman”), relating to all of NII Cayman’s 13% Senior Secured Discount Notes due 2009 (the “13% Notes,” ISIN No. USG6520PAA33), NII Cayman has received the tenders and the consents required to amend the indenture under which the 13% Notes were issued (the “Indenture”), and the supplemental indenture to the Indenture has been executed by the trustee. As a result, the withdrawal period for these tenders and consents has expired. The amendments to the Indenture will not become operative until NII Cayman accepts and pays for all of the 13% Notes validly tendered pursuant to the offer.

The deadline for holders to tender their 13% Notes and receive the consent payment was 5:00 p.m., New York City time, on February 18, 2004. As of such time, approximately 99.9% of the 13% Notes had been tendered. NII Holdings, Inc. also announced that NII Cayman extended the consent payment deadline until the expiration time of the offer. All other terms and conditions of the offer remain unchanged. As previously announced, the expiration time of the offer is midnight, New York City time, on March 2, 2004, unless extended. The total consideration to be paid by NII Cayman for each $1,000 principal face amount of the 13% Notes validly tendered and accepted for payment pursuant to the offer will be $1,165, which includes the consent payment of $20 per $1,000 principal face amount of the 13% Notes.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase or solicitation of consent with respect to, any 13% Notes. The tender offer and consent solicitation are being made solely by NII Cayman’s Offer to Purchase and Consent Solicitation Statement dated February 4, 2004.

Citigroup is serving as the dealer manager and Global Bondholder Services Corporation is serving as both the information agent and the depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3300, or in writing at 65 Broadway, Suite 704, New York, New York 10006. Questions regarding the tender offer should be directed to Citigroup at (800) 558-3745, attention: Liability Management Group.

About NII Holdings, Inc NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. NII Holdings, Inc. trades on the NASDAQ market under the symbol NIHD. Visit the Company’s website at http://www.nii.com.

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

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